EXHIBIT 99.1

Press Release

HALLADOR REVISES DOWNWARD CONTRACTED COAL SALES POSITION

DENVER, Colorado, November 18, 2015 (NASDAQ: HNRG)   In May of this year, one of our customers asked to defer 571,000 tons from 2015 to 2016.    As an incentive to modify our agreement with the customer, they offered to award us additional tons in 2016-2020.  As such, we included the additional tons as agreed to in our second and third quarter filings.  On November 16, our customer notified us that they wished to substantially modify the agreement.  Negotiations are still ongoing. Until a contract is finalized, we feel it is prudent to revise our contracted sales position.

The table below includes 571,000 tons in 2016 that are currently contracted to ship in 2015.

	Minimum Tons To Be Sold			Maximum Tons To Be Sold			Average
	Priced	(Unpriced)	Total	Priced	(Unpriced)	Total	Estimated
Year	Tons	Tons	Tons	Tons	Tons	Tons	Prices
2015 – Q4	1,528		1,528	1,528		1,528	$45.29
2016(1)	5,518		5,518	5,874		5,874	43.55
2017(2)	2,820	389	3,209	4,620	581	5,201	42.86
2018	1,560	1,199	2,759	2,210	1,791	4,001	44.03
2019	1,000	2,009	3,009	1,250	3,001	4,251	45.76
2020	1,000	2,009	3,009	1,000	3,001	4,001	46.91
2021		2,009	2,009		3,001	3,001
2022		2,009	2,009		3,001	3,001
2023		1,620	1,620		2,420	2,420
2024		810	810		1,210	1,210
	13,426	12,054	25,480	16,482	18,006	34,488

______________________________

(1)	For 2016, we estimate we will sell 6.5 million tons.
(2)	For 2017, we estimate we will sell 7.5 million tons.

AS PREVIOUSLY REPORTED

	Minimum Tons To Be Sold			Maximum Tons To Be Sold			Average
	Priced	(Unpriced)	Total	Priced	(Unpriced)	Total	Estimated
Year	Tons	Tons	Tons	Tons	Tons	Tons	Prices
2015 – Q4	1,528		1,528	1,528		1,528	$45.29
2016(1)	5,568		5,568	6,424		6,424	43.34
2017(2)	3,070	389	3,459	4,620	581	5,201	42.67
2018	2,685	1,199	3,884	4,410	1,791	6,201	41.67
2019	2,575	2,009	4,584	3,450	3,001	6,451	42.15
2020	2,350	2,009	4,359	3,200	3,001	6,201	43.77
2021		2,009	2,009		3,001	3,001
2022		2,009	2,009		3,001	3,001
2023		1,620	1,620		2,420	2,420
2024		810	810		1,210	1,210
	17,776	12,054	29,830	23,632	18,006	41,638

______________________________

(1)	For 2016, we estimate we will sell 6.5 million tons.
(2)	For 2017, we estimate we will sell 7.5 million tons.

Committed unpriced tons are firm commitments, meaning we are required to ship and our customer is required to receive said tons through the duration of the contract. The contracts provide mechanisms for establishing a market-based price. As set forth in the table above, we have 12-18 million tons committed but unpriced through 2024.

Hallador is headquartered in Denver, Colorado and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry.  To learn more about Hallador or Sunrise, visit our websites at www.halladorenergy.com or www.sunrisecoal.com.

Contact:  Rebecca Palumbo

Phone:    303.839.5504 Ext. 316

E-mail:    rpalumbo@halladorenergy.com